Exhibit 10.1

MARVELL TECHNOLOGY GROUP LTD.

AMENDED AND RESTATED

1995 STOCK OPTION PLAN

(As amended through September 20, 2013)

1. Purpose. This Plan is intended to attract and retain the best available individuals as Employees, Consultants and Outside Directors of the Company and its Subsidiaries, to provide additional incentives to those Employees, Consultants and Outside Directors, and to promote the success of the Company’s business.

2. Defined Terms. The meanings of defined terms (generally, capitalized terms) in this Plan are provided in Section 21 (“Glossary”).

3. Shares Reserved. Subject to Section 14, Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 383,440,718 Shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. If an Award under the Plan expires or becomes unexercisable for any reason, the Shares subject to such Award which have not been issued shall be available for future issuance under this Plan. Shares retained to satisfy tax withholding obligations do not reduce the number authorized for issuance.

4. Administration.

(a) In General. This Plan shall be administered by the Board or a Committee appointed by the Board. Once appointed, a Committee shall serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in their stead, fill vacancies however caused, and terminate the Committee and thereafter directly administer this Plan.

(b) Committee Composition. The Board may provide for administration of this Plan with respect to Officers and directors of the Company by a Committee constituted so as to satisfy:

(i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(ii) such requirements as the Internal Revenue Service may establish for Outside Directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

A Committee appointed under this Section 4(b) may be separate from any Committee appointed to administer this Plan with respect to Employees who are neither Officers nor directors. Within the limitations of this Section 4(b), any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to this Section 4.

(c) Powers of the Administrator. Subject to the provisions of this Plan and in the case of a Committee, subject to the specific duties delegated by the Board, the Administrator shall have the authority, in its sole and absolute discretion:

(i) to determine the Fair Market Value of the Common Stock;

(ii) to grant Awards to such Consultants, Outside Directors and Employees as it selects; provided, however, that notwithstanding any other provision of the Plan, grants of Awards to Outside Directors shall be limited to grants of Options upon initial appointment to the Board, and such Awards shall be subject to ratification by the Board;

(iii) to determine the terms and conditions of each Award granted, including without limitation the number of Shares subject to each Award, the exercise price per Share of Optioned Stock, and whether an Option is to be granted as an ISO or a NSO;

(iv) to approve forms of agreement for use under this Plan;

(v) to determine whether and under what circumstances to offer to buy out an Option for cash or Shares under Section 12;

(vi) to modify grants of Awards to participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies, or customs; and

(vii) to construe and interpret the terms of this Plan and of each Award granted pursuant to this Plan.

(d) Administrator’s Decisions Binding. All decisions, determinations, and interpretations of the Administrator shall be final and binding on all Grantees and any other holders of any Awards, and no member of the Administrator shall be liable for any such determination, decision, or interpretation made in good faith.

5. Eligibility.

(a) General. Nonstatutory Stock Options may be granted to Employees, Consultants and Outside Directors. Incentive Stock Options may be granted only to Employees. Other Awards may be granted to Employees and Consultants. An Employee or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.

(b) Limitations.

(i) While the Company or a successor has outstanding any class of equity securities required to be registered under Section 12 of the Exchange Act, the following limitations shall apply to grants of Awards to Employees:

(ii) No Employee shall be granted, in any fiscal year of the Company, Awards with respect to more than 4,000,000 Shares, in the aggregate, adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14. If an Award is granted but canceled in the same fiscal year, it shall nonetheless count against the foregoing limit. Reduction of an Option’s exercise price is treated as a cancellation of the Option and the grant of a new Option.

6. Term of Options. The term of each Option shall be determined by the Administrator at the time of grant but shall not exceed ten years. In the case of an ISO granted to an Optionee who, at the time of grant, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the Option term shall not exceed five years.

7. Date of Option Grant. Unless otherwise determined by the Administrator, the date of grant of an Option shall be the date on which the Administrator completes the actions necessary to grant the Option. Notice of the grant shall be given to the Optionee within a reasonable time after the date of the grant.

8. Option Exercise Price and Form of Consideration.

(a) Price. The per-Share exercise price of an Option shall be determined by the Administrator at the time of grant, but:

(i) In the case of an ISO:

(A) granted to an Employee who, at the time of grant, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per-Share exercise price shall be at least 110% of the Fair Market Value on the date of grant; or

(B) granted to any other Employee, the per-Share exercise price shall be at least the Fair Market Value on the date of grant.

(ii) In the case of a NSO, the per-Share exercise price shall be at least the Fair Market Value on the date of grant.

(b) Form of Payment. Payment for Shares upon exercise of an Option shall be made in any lawful consideration approved by the Administrator and may, without limitation, consist of (1) cash, (2) check, (3) other Shares that have a Fair Market Value on the date of payment equal to the aggregate exercise price of the Shares as to which Option is exercised; provided, however, that the Optionee shall not surrender, or attest to the ownership of, Shares in payment of the

Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes, (4) delivery by a broker or brokerage firm approved by the Administrator of a properly executed exercise notice together with payment of the exercise price and such other documentation as the Administrator shall require, (5) net exercise or (6) any combination of the foregoing. Notwithstanding the foregoing, a form of payment shall not be available if the Administrator determines, in its sole and absolute discretion, that such form of payment could violate any law or regulation.

9. Option Exercise.

(a) Exercisability. Each Option shall be exercisable at such times and under such conditions as determined by the Administrator at the time of grant.

(b) Vesting. Each Option and the corresponding Optioned Stock shall vest at such times and under such conditions as determined by the Administrator at the time of grant, and as are otherwise permissible under the terms of this Plan, including without limitation, performance criteria with respect to the Company and/or the Optionee.

(c) Fractional Shares. An Option may not be exercised for a fraction of a Share.

(d) Manner of Exercise; Rights as a Shareholder. Unless otherwise allowed by the Administrator, an Option shall be exercised by delivery to the Company of all of the following: (i) written notice of exercise by the Optionee, in a form approved by the Administrator and in accordance with the terms of the Option, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) payment (or provision for payment) of withholding taxes pursuant to Subsection (g), below. Delivery of any of the foregoing may be by electronic means approved by the Administrator. The Optionee shall be treated as a shareholder of the Company with respect to the purchased Shares upon completion of exercise of the Option.

(e) Optionee Representations. If Shares purchasable pursuant to the exercise of an Option have not been registered under the Securities Act of 1933, as amended, at the time the Option is exercised, the Optionee shall, if required by the Administrator, as a condition to exercise of all or any portion of the Option, deliver to the Company an investment representation statement in a form approved by the Administrator.

(f) Termination of Employment or Consulting Relationship. If an Optionee’s Continuous Service terminates, the Optionee (or the Optionee’s estate or heirs, if termination is due to death or the Optionee dies during the post-termination exercise period of the Option) may exercise the Option, (i) only within such period of time as is determined by the Administrator (but no later than the expiration date for the Option determined by the Administrator at the time of grant) and the Option shall terminate at the end of that period, and (ii) unless otherwise determined by the Administrator, only to the extent that the Optionee was entitled to exercise it at the date of termination.

(g) Tax Withholding. The Company’s obligation to deliver Shares upon exercise of an Option is subject to payment (or provision for payment satisfactory to the Administrator) by the Optionee of all federal, state, and local income and employment taxes that the Administrator determines in its discretion to be due as a result of the exercise of the Option or sale of the Shares.

10. Rule 16b-3. Except to the extent determined by the Administrator, Awards granted to persons subject to Section 16(b) of the Exchange Act shall comply with Rule 16b-3 and shall contain such terms as may be required or desirable to qualify Plan transactions for the maximum exemption from Section 16 of the Exchange Act.

11. Non-Transferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

12. Buyout of Options. The Administrator may at any time offer to buy out an Option for a payment in cash or Shares, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time of the offer.

13. Other Awards. The Administrator may from time to time grant other stock-based awards to eligible Employees and Consultants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine and set forth in the applicable Grant Agreement, including without limitation the following:

(a) Stock Appreciation Rights. The Administrator may from time to time grant Awards of stock appreciation rights (“SAR”). An SAR entitles the Grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a Grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(b) Stock Awards. The Administrator may from time to time grant restricted or unrestricted Awards of Common Stock in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.

(c) Stock Units. The Administrator may from time to time grant Awards denominated in stock-equivalent units (“stock units”) in such amounts and on such terms and conditions as it shall determine. Stock units shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of stock units may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the Grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock unit solely as a result of the grant of a stock unit to the Grantee.

(d) Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on one or more business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company as a whole, over such performance period as the Administrator may designate. The Administrator may grant awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code under terms and conditions set forth in Appendix A.

(e) Other Stock-Based Awards. The Administrator may grant other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

(f) Deferral of Awards.

The Administrator (in its sole discretion) may provide that Shares or cash that otherwise would be delivered to a Grantee as a result of the exercise of an Option or other settlement of an Award may be converted into amounts credited to a deferred compensation account established for such Grantee by the Administrator as an entry on the Company’s books. A deferred compensation account established under this Section 13(f) may be credited with interest or other forms of investment return, as determined by the Administrator. A Grantee for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable Grant Agreement between such Participant and the Company. The Administrator (in its sole discretion) shall establish Grant rules, procedures and forms pertaining to any deferral of Awards pursuant to this Section 13(f).

14. Changes in Capitalization or Control.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares of Optioned Stock or of other Shares subject to an outstanding Award, and the number of Shares that have been authorized for issuance under this Plan but as to which no Options or other Awards have then been granted (including the number of shares automatically added to the Plan on annual basis as provided for in Section 3(i) and (ii)), or that have been returned to this Plan upon cancellation or expiration of an Option or an Award, as well as the price per Share of Optioned Stock or of other Shares subject to an outstanding Award, shall be proportionately adjusted for any change in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of issued Shares effected without receipt of consideration by the Company (not counting Shares issued upon conversion of convertible securities of the Company as “effected without receipt of consideration”). Such adjustment shall be made by the Board and shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no consequent adjustment shall be made with respect to, the number or price of Shares subject to this Plan.

(b) Change in Control. The Administrator may, in its discretion, determine at any time from and after the grant of an Award the effect that a Change in Control shall have upon the Award; provided, however, that a Change in Control shall not have the effect of impairing the rights of any Grantee under any then-outstanding Award without his or her prior written consent. Without limiting the foregoing sentence, the Administrator may determine that upon a Change in Control, an Option:

(i) shall become fully vested and exercisable either for a limited period following the Change in Control or for the remainder of the Option’s term;

(ii) shall terminate upon or after a specified period following the Change in Control;

(iii) shall be cancelled in exchange for cash in the amount of the excess of the fair market value of the Optioned Shares over the exercise price upon termination; or

(iv) shall be treated as provided under a combination of clauses (i) through (iii), or shall be so treated only if not adequately assumed (or substituted for) by a surviving or successor person or entity in the transactions or events that give rise to the Change in Control.

For purposes of this Section 14(b), (A) the occurrence of any of the foregoing clauses (i), (ii), (iii) or (iv) shall not constitute an impairment of the rights of any Optionee and (B) the “Administrator” shall be the Administrator as constituted before the Change in Control occurs.

15. Amendments; Termination. The Board may at any time amend, alter, suspend, discontinue or terminate this Plan, but no such action shall impair the rights of any Grantee under any then-outstanding Award without his or her prior written consent.

16. Securities Regulation Requirements.

(a) Compliance with Rule. In general, Shares shall not be issued pursuant to the exercise of an Option or pursuant to any other Award unless the exercise of the Option or other Award and issuance of the Shares comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any stock exchange or national market system upon which the Shares may then be listed, and the requirements of any regulatory body having jurisdiction.

(b) Optionee Investment Representation. As a condition to the exercise of an Option, the Company may require the person exercising the Option to represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, such a representation is required by law.

17. Written Agreements. Awards shall be evidenced by written agreements in a form the Administrator approves from time to time. The written agreement shall designate an Option as either an Incentive Stock Option or a Nonstatutory Stock Option. Delay in executing a written agreement shall not affect the date of grant of an Option; however, an Option may not be exercised until a written agreement has been executed by the Company and the Optionee.

18. Shareholder Approval. This Plan is subject to approval by the shareholders of the Company within 12 months after the Board initially adopts this Plan. Shareholder approval shall be obtained in the degree and manner required under applicable state and federal law and the rules of any stock exchange or national market system upon which the Common Stock is listed.

19. No Employment Rights. This Plan does not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

20. Term of Plan. This Plan shall become effective upon the earlier to occur of the initial adoption by the Board or initial approval by the shareholders of the Company, as described in Section 18. It shall continue in effect until terminated by the Board pursuant to Section 15, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Shares available under Section 3 that was approved by the shareholders of the Company.

21. Glossary. The following definitions apply for purposes of this Plan:

(a) “Administrator” means the Board or a committee appointed by the Board under Section 4.

(b) “Award” means any stock option, stock appreciation right, stock award, stock units award, performance award, or other stock-based award granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means a change in ownership or control of the Company by any of:

(i) a merger or consolidation in which the holders of stock possessing a majority of the voting power in the surviving entity (or a parent of the surviving entity) did not own a majority of the Common Stock immediately before the transaction;

(ii) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a Subsidiary);

(iii) the liquidation or dissolution of the Company;

(iv) the direct or indirect acquisition by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders that the Board does not recommend that the shareholders accept, or

(v) a change in composition of the Board over a period of 36 consecutive months such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be composed of individuals who either (A) have been Board members continuously since the beginning of that period or (B) have been elected or nominated for election as Board members during that period by at least a majority of the Board members described in clause (A) who were in office when the Board approved the election or nomination.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the committee designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 4 hereof.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Marvell Technology Group Ltd., a Bermuda corporation.

(i) “Consultant” means any person, other than an Employee, who is engaged by the Company or any Parent or Subsidiary to perform consulting or advisory services.

(j) “Continuous Service” means that an Optionee’s employment and/or consulting relationship with the Company or a Parent or Subsidiary or service as an Outside Director is not interrupted or terminated. Continuous Service is not interrupted by (i) any leave of absence approved by the Company, (ii) transfers between locations of the Company or between the Company, a Parent, a Subsidiary, or any successor, or (iii) changes in status from Employee to Consultant or Outside Director or from Consultant or Outside Director to Employee.

(k) “Outside Director” means a member of the Board who is not a common law employee of the Company or a Parent or Subsidiary.

(l) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of common Stock determined as follows:

(i) If the Common Stock is quoted on an established stock exchange or national market system, including without limitation the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) National Market System, Fair Market Value shall be the closing sales price (or the closing bid, if no sales are reported) as quoted on that exchange or system for the day of the determination, as reported in The Wall Street Journal or an equivalent source, or if the determination date is not a trading day, then on the most recent preceding trading day;

(ii) If the Common Stock is quoted on NASDAQ (but not on the National Market System) or regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of the determination, or on the most recent preceding trading day if the determination date is not a trading day; or

(iii) In the absence of an established market for the Common Stock, Fair Market Value shall be determined by the Administrator.

(o) “Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

(p) “Grantee” means the Employee, Consultant or Outside Director who receives an Award.

(q) “Incentive Stock Option” or “ISO” means an Option intended to qualify as an “incentive stock option” within the meaning of, and to the extent otherwise permitted by, Section 422 of the Code.

(r) “Nonstatutory Stock Option” or “NSO” means an Option not intended to qualify as an ISO.

(s) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t) “Option” means a stock option granted pursuant to this Plan.

(u) “Optioned Stock” means the Common Stock subject to an Option.

(v) “Optionee” means the Employee, Consultant or Outside Director who receives an Option and includes any person who owns all or any part of an Option, or who is entitled to exercise an Option, after the death or disability of an Optionee.

(w) “Parent” means a “parent corporation,” present or future, as defined in Section 424(e) of the Code.

(x) “Plan” means this Amended and Restated 1995 Marvell Technology Group Ltd. Stock Option Plan.

(y) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14(a).

(z) “Subsidiary” means a “subsidiary corporation,” present or future, as defined in Section 424(f) of the Code.

APPENDIX TO THE AMENDED AND

RESTATED 1995 STOCK OPTION PLAN

Of MARVELL TECHNOLOGY GROUP LTD.

IN RESPECT OF ISRAELI EMPLOYEES

1.	Purpose

The purpose of this Appendix is to modify, to the extent set forth herein, the Amended and Restated 1995 Marvell Technology Group Ltd. Stock Option Plan (the “Plan”) in respect of the Israeli employees of the Marvell Technology Group Ltd. and its affiliates and subsidiaries who are eligible to participate in the Plan in accordance with its terms, in order to reflect the specific requirements of the Israeli law. This Appendix, together with the Plan, is meant to constitute a new “Share Allotment Plan” under the 102 Provisions, as defined below, and applies to stock options granted to the Israeli Employees on or after January 1, 2003.

2.	Defined Terms

(a)	Capitalized terms used but not defined herein shall have the meanings provided in Section 21 of the Plan.

(b)	In addition, in this Appendix, the following terms shall have the meanings set forth beside them:

“102 Provisions”	The provisions of section 102 of the Ordinance and of the relevant income tax regulations, as they shall apply from time to time to shares and options issued hereunder, including the Special Conditions;

“Effective Date”	The latest of the date the Options were issued or the date of the Income Tax Commissioner approval that the Plan satisfies the Special Conditions;

“Employer”	The Company, any of its Subsidiaries or its Parent employing Israeli Employees;

“Israeli Employees”	Employees, officers and directors subject to taxation in Israel;

“Trustee”	A trustee appointed by the Employer for purposes of the Plan and approved by the Israeli tax authorities;

“Ordinance”	The Income Tax Ordinance (New Version), 5721-1961;

“Special Conditions”	Special conditions set by the Israeli Income Tax Commissioner in connection with the issuance of the Options hereunder, by the power vested in him/her under section 102 of the Ordinance, if and to the extent the Commissioner shall so set;

Israeli Appendix

“Tax Lockup Period”	The applicable period of time, in accordance with the selection made by the Employer under section 102 of the Ordinance and in effect at the time of a grant hereunder.

(c)	The Israeli Employees shall be entitled to exercise their options in accordance with the terms of the Plan, subject to the terms of this Appendix. In the event of any contradiction between any term of this Appendix and any term of the Plan, the provisions of this Appendix shall override with respect to the Israeli Employees, in respect of whom this Appendix shall constitute an integral part of the Plan and references to the Plan in respect of the Israeli Employees shall be interpreted accordingly.

3.	Special Conditions

(a)	The Employer shall make an Election, as defined in section 102 of the Ordinance, and shall apply to the Income Tax Commissioner to approve the Trustee and the Plan under the 102 Provisions. Subject to the approval of this Plan by the Israeli Income Tax Commissioner, the Special Conditions shall apply to the plan and to this Appendix.

(b)	The Administrator shall exercise its discretion under the Plan in accordance with the terms of this Appendix.

4.	Eligibility

Options shall not be granted to any Israeli Employee who is, or on giving effect to such grant, will become, the holder of a controlling interest (‘baal shlita’) in the Company, as defined in section 32(9) of the Ordinance.

5.	Trust

(a)	The Options and the Shares shall be issued directly in the name of the Trustee and shall be held in escrow by the Trustee for the Israeli Employees’ benefit, for no less then the Tax Lockup Period, all according to the terms of this Appendix.

(b)	In the event that bonus shares shall be issued on account of the Shares, such bonus shares shall be issued by the Company to the Trustee. The 102 Provisions shall apply to such bonus shares for all purposes.

Israeli Appendix

(c)	The Trustee shall be entitled to set additional exercise procedures to those described in the Plan, as the Trustee shall see fit, provided that the Trustee has given the Company prior written notice of any such procedures.

6.	Taxes

(a)	The Israeli Employees shall be taxed in respect of the Options in accordance with the provisions of the Ordinance, including the 102 Provisions.

(b)	Without derogating from section 9(g) of the Plan, any tax imposed in respect of the Options and/or the Shares and/or the sale and/or the transfer of the Options and/or the Shares, including any Social Security and National Health charges, as applicable, shall be borne solely by the Israeli Employee, and in the event of the death of the Israeli Employee, by the Israeli Employee’s heirs or successors. The Employer shall not bear the aforementioned taxes, directly or indirectly, nor shall the Employer be required to gross such tax up in the Israeli Employee’s salaries or remuneration. The imposed tax shall be paid by the Israeli Employee or deducted, on the date such tax is payable, from the sale consideration paid to the Trustee by the Israeli Employee, as applicable.

(c)	At the end of the Tax Lockup Period, the Israeli Employee (or the Israeli Employee’s heirs or successors) shall be entitled at any time to instruct the Trustee to transfer the Options or the Shares to which such Israeli Employee is entitled to the Israeli Employee or its nominees, or, if appropriate, to sell the Shares and pay the consideration received to the Israeli Employee. Subject to the 102 Provisions, the Trustee shall not transfer the Options and/or the Shares to the Israeli Employee’s name, and shall not transfer the consideration received from the sale of the Shares to the Israeli Employee, unless the conditions set forth in the 102 provisions are fulfilled.

(d)	The effects of any future amendment to the tax arrangements, which apply to the issuance of securities to the Israeli Employees, shall apply to the Israeli Employees in accordance with such provisions of law, and the Israeli Employees shall bear the full cost thereof, unless the modified arrangement expressly provides otherwise.

(e)	Each Israeli Employee shall indemnify the Employer and/or the Trustee, immediately upon receipt of notice from the Employer and/or the Trustee, for any amount (including interest and/or fines of any type and/or linkage differentials in respect of tax and/or withheld tax) payable by such Israeli Employee under law (including under the 102 Provisions), and which has been paid by the Employer or the Trustee or which the Employer or the Trustee are required to pay by the tax authorities.

Israeli Appendix

7.	Miscellaneous

(a)	The Israeli Employees shall sign any document required by the Trustee or the Income Tax Commission to give effect to the provisions of this Appendix.

(b)	Without derogating section 19 of the Plan, it is hereby acknowledged that the Options and/or the Exercise Shares are extraordinary, one-off benefits granted to the Offerees, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under the Severance Pay Law, 5723-1963 and the regulations promulgated thereunder.

(c)	In the event of a change in control of the Company is proposed during the Tax Lock Up Period, the consummation which will cause the breach of the terms of the 102 Provisions, the Company will use its best efforts to apply to the Israeli Tax Authorities to obtain a pre-ruling to regulate the tax treatment applicable to the Options in the context of the proposed transaction.

(d)	Except as expressly provided in this Appendix, the provisions of this Appendix do not supercede any provisions of the Plan, and the provisions of the Plan shall govern all Options granted to Israeli Employees.

Israeli Appendix

APPENDIX A

2010 APPENDIX TO THE MARVELL TECHNOLOGY GROUP LTD.

AMENDED AND RESTATED 1995 STOCK OPTION PLAN IN RESPECT OF

PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(m)

1.	Purpose

The purpose of this Appendix is to modify, to the extent set forth herein, the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (the “Plan”) with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

2.	Capitalized Terms

(a) Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Appendix.

(b) In addition, in this Appendix, the following terms shall have the meanings set forth beside them:

“Determination Date” means a date within ninety (90) days following the commencement of any Performance Period, but in no event after twenty-five percent (25%) of the Performance Period has elapsed (or such other time as may be required or permitted that will not jeopardize the qualification of an Award granted under the Plan as performance-based compensation under Section 162(m) of the Code).

“Fiscal Year” means the fiscal year of the Company.

“Performance Goals” will have the meaning set forth in Section 4 of this Appendix.

“Performance Period” means a Fiscal Year or such longer or shorter period as determined by the Administrator in its sole discretion.

3.	General

If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Appendix will control over any contrary provision in the Plan. The Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals (as defined in Section 2 of this Appendix). The Performance Goals will be set by the Administrator on or before the Determination Date (as defined in Section 2 of this Appendix). In granting Awards which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to

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time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals). Notwithstanding the foregoing, the Administrator may, in its discretion, grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Grantees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Appendix.

4.	Performance Goals

The granting and/or vesting of restricted or unrestricted Awards of Common Stock, stock units, performance awards and other incentives under the Plan may be made subject to the attainment of performance goals (“Performance Goals”). The Administrator shall establish objective Performance Goals based upon one or more targeted levels of achievement relating to one or more of the following “business criteria” within the meaning of Section 162(m) of the Code: attainment of research and development milestones, business divestitures and acquisitions, cash flow, customer retention rates or acquisition, business unit performance, earnings (which may include earnings before interest, taxes, depreciation or amortization (EBITDA)), earnings per share, expense reduction, gross margin, growth with respect to any of the foregoing measures, market share, net income, new product development, operating income, operating margin, pre-tax profit, product release timelines, productivity, return on capital employed, return on shareholder equity, return on sales, revenue, revenue growth, and total shareholder return. Any criteria used may be measured, as applicable, (A) in absolute terms; (B) in relative terms over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company); (C) on a per share and/or share per capita basis; (D) against the performance of the Company as a whole or against any affiliate(s) or a particular segment(s), a business unit(s) or a product(s) of the Company; (E) on a pre-tax or after-tax basis; and/or (F) using an actual foreign exchange rate or on a foreign exchange neutral basis. The Performance Goals may differ from Grantee to Grantee, Performance Period to Performance Period, and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Grantee. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. The Administrator will appropriately adjust any evaluation of performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of,

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any stock of the Company, to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of issued Shares effected without receipt of consideration by the Company (not counting Shares issued upon conversion or convertible securities to the Company as “effected without receipt of consideration”).

5.	Procedures

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, by the Determination Date, the Administrator will, in writing, (A) designate one or more Grantees to whom an Award will be made, (B) select the Performance Goals applicable to the Performance Period, (C) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (D) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Grantee for such Performance Period.

6.	Maximum Award Grants During a Fiscal Year

(a) Notwithstanding any contrary provision in the Plan, for stock awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Grantee will receive more than an aggregate of 500,000 Shares subject to stock awards. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted Shares subject to stock awards covering up to an additional 500,000 Shares subject to stock awards (for the avoidance of doubt, an Employee can be granted up to 1,000,000 Shares subject to stock awards intended to qualify as “performance-based compensation” in connection with his or her initial service as an Employee). The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14 of the Plan.

(b) Notwithstanding any contrary provision in the Plan, for stock units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Grantee will receive more than an aggregate of 500,000 stock units. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted up to an additional 500,000 stock units (for the avoidance of doubt, an Employee can be granted up to 1,000,000 Shares subject to stock units intended to qualify as “performance-based compensation” in connection with his or her initial service as an Employee). The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14 of the Plan.

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(c) Notwithstanding any contrary provision in the Plan, for performance awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Grantee will receive more than an aggregate of 500,000 Shares subject to performance awards. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted up to an additional 500,000 Shares subject to performance awards (for the avoidance of doubt, an Employee can be granted up to 1,000,000 Shares subject to stock awards intended to qualify as “performance-based compensation” in connection with his or her initial service as an Employee). The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14 of the Plan.

(d) Notwithstanding any contrary provision in the Plan, for any stock-based awards denominated in cash intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Grantee will receive more stock-based awards having an initial value greater than $5,000,000. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted stock-based awards denominated in cash having an initial value of an additional $5,000,000 (for the avoidance of doubt, an Employee can be granted stock-based awards denominated in cash with an initial value up to $10,000,000 intended to qualify as “performance-based compensation” in connection with his or her initial service as an Employee).

(e) For the avoidance of doubt, the limitations set forth in Sections 6(a)-(d) of this Appendix apply only to each type of award in any Fiscal Year. Therefore, an Employee may receive the maximum grant in any Fiscal Year with respect to each type of award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

7.	Additional Limitations

Notwithstanding any other provision of the Plan, any Award which is granted to a Grantee and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

8.	Determination of Amounts Earned

Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Grantee will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. If the Performance Goals for a Performance Period are not achieved, a Grantee will not receive payment of any Award based on such Performance Goals and will not

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receive a grant of any make-up Award for such Performance Period or any other newly-granted Award for such Performance Period. In determining the amounts earned by a Grantee pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to (A) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period, but only to the extent such factors and their impact are determined when the Award is granted, (B) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Grantee’s death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (C) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Grantee’s death or disability prior to a Change in Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Grantee remained employed through the end of the Performance Period.

9.	Duration of Appendix

This Appendix will continue in effect until the 2015 Annual General Meeting of Shareholders, subject to Board’s right to amend or terminate in Section 15 of the Plan.

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